Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications & Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Reports Second Quarter 2022 Financial Results, Provides Third Quarter 2022 Guidance and Updates Full-Year 2022 Guidance

REDWOOD CITY, California, August 3, 2022 – Nevro Corp. (NYSE: NVRO), delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its financial results for the second quarter ended June 30, 2022, provided guidance for the third quarter of 2022 and updated its full-year 2022 guidance.

Recent Business Highlights and Guidance

•
Second Quarter 2022 Worldwide Revenue of $104.2 Million; Representing 2% As Reported and 4% Constant Currency Growth Compared to Prior Year and 11% As Reported and 12% Constant Currency Growth Over Second Quarter of 2019
•
Painful Diabetic Neuropathy (PDN) Represented Approximately $11.0 Million in Revenue in Second Quarter 2022
•
Second Quarter 2022 U.S. Trial Procedures Increased 14% Compared to Prior Year and Increased 4% Compared to Second Quarter of 2019, while U.S. PDN Trial Procedures Grew to 14% of Total U.S. Trials in the Quarter and Grew Sequentially 45% over Prior Quarter
•
Second Quarter 2022 Net Loss from Operations of $23.8 Million; Second Quarter 2022 Non-GAAP Adjusted EBITDA Loss of $4.5 Million
•
Settlement Agreement Reached in Ongoing Intellectual Property Litigations with Boston Scientific
•
More Positive Payer Coverage Updates for Treatment of PDN from Several Blue Cross Blue Shield (BCBS) Insurers; Adds Nearly 23 Million Covered PDN Lives, Bringing Total Covered Lives for PDN to Approximately 48% of Addressable U.S. PDN Patients
•
Clinical Data Presented at American Diabetes Association 82nd Scientific Sessions Reinforce Significant and Durable Benefits of Nevro’s HFX 10 kHz Therapy in PDN Patients at 24 Months
•
Newly Released Clinical Data Demonstrates Substantial Improvement in Overall Health-Related Quality of Life in Patients with PDN Treated with Nevro HFX 10 kHz Therapy
•
Provides Third Quarter 2022 Revenue Guidance of $97 Million to $101 Million; Updates Full-Year 2022 Revenue Guidance to $400 Million to $410 Million, Which Now Includes Increased Guidance for the Full-Year PDN Contribution of Approximately $42 Million to $45 Million
•
Provides Third Quarter 2022 Non-GAAP Adjusted EBITDA Guidance of a Loss of $6 Million to $9 Million; Updates Full-Year 2022 Non-GAAP Adjusted EBITDA Guidance to a Loss of $19 Million to $25 Million

Second Quarter 2022 Financial Overview

Worldwide revenue for the second quarter of 2022 was $104.2 million, an increase of 2% as reported and 4% on a constant currency basis, compared to $102.3 million in the prior year period, and an increase of 11% as reported and 12% on a constant currency basis, compared to $93.6 million in the second quarter of 2019. PDN represented approximately $11.0 Million in revenue and 11% of worldwide permanent implant procedures in the second quarter of 2022.

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U.S. revenue in the second quarter of 2022 was $89.0 million, an increase of 5% compared to $85.0 million in the prior year period and an increase of 14% compared to $78.1 million in the second quarter of 2019. U.S. permanent implant procedures increased 8% compared to prior year and 13% compared to the second quarter of 2019, while U.S. trial procedures increased 14% compared to prior year and 4% compared to the second quarter of 2019. U.S. PDN trial procedures represented approximately 14% of total U.S. trial volume and grew approximately 45% over the first quarter of 2022.

International revenue in the second quarter of 2022 was $15.2 million, a decrease of 12% as reported or 3% constant currency, compared to $17.3 million in the prior year period, and a decrease of 2% as reported or flat constant currency, compared to $15.5 million in the second quarter of 2019. International revenue, particularly in the United Kingdom and Australia, continued to be impacted by COVID-related issues as well throughout the quarter.

“We were particularly pleased with our growth in the U.S., which was 14% ahead of our pre-COVID pace in 2019,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “We continued to see an overall trend of SCS market recovery, though the pace of that recovery has been somewhat slower than planned due to the lingering impact of customer staffing and capacity in the quarter, which affects our customer’s ability to schedule both the initial trial and the conversion of those trials to permanent implants. In spite of these issues, we are extremely encouraged by the progress of our PDN launch as we are continuing to drive awareness with referring physicians and patients and have made quick strides with payers.”

Mr. Grossman continued, “The recent positive payer coverage updates by several Blue Cross Blue Shield carriers to include PDN patients, which now brings our payer policy coverage to almost 50% of this U.S. patient population, will significantly increase patient access to our 10 kHz Therapy. In addition, our recent FDA approval for treating non-surgical back pain patients further differentiates our high-frequency, paresthesia-free SCS technology and uniquely positions us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain. We are confident that we have laid a very strong foundation for attractive future growth, and we believe the challenges to our market will continue to subside throughout the second half of 2022.”

Gross profit for the second quarter of 2022 was $72.7 million, compared to $70.0 million in the prior year period and $63.9 million in the second quarter of 2019. Gross margin was 69.8% in the second quarter of 2022, compared to 68.4% in the prior year period and 68.3% in the second quarter of 2019. “We continue to make investments in our Costa Rica manufacturing facility ahead of FDA approval of this facility, which we expect in the second half of the year,” added Rod MacLeod, Chief Financial Officer.

Operating expenses for the second quarter of 2022 were $96.5 million, compared to $85.7 million in the prior year period and $90.5 million in the second quarter of 2019. Litigation-related legal expenses were $4.0 million for the second quarter of 2022, compared to $6.6 million in the prior year period and $4.5 million in the second quarter of 2019. Excluding all litigation-related and PDN expenses, operating expenses would be approximately flat with the second quarter of 2019.

Net loss from operations for the second quarter of 2022 was $23.8 million, compared to a loss of $15.8 million in the prior year period and a loss of $26.6 million in the second quarter of 2019. Non-GAAP adjusted EBITDA for the second quarter of 2022 was a loss of $4.5 million, compared to profit of $3.0 million in the prior year period and a loss of $11.1 million in the second quarter of 2019. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses and certain litigation charges. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $310.8 million as of June 30, 2022, a decrease of $12.8 million from March 31, 2022. This decrease was primarily driven by funds used in operations.

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Settlement Agreement Reached in Ongoing Intellectual Property Litigations with Boston Scientific

As previously announced on August 1, 2022, Nevro and Boston Scientific Corp. reached a settlement agreement in their ongoing intellectual property litigations. Pursuant to the parties’ settlement, Nevro will receive a payment from Boston Scientific of $85.0 million in cash, and Boston Scientific has released the $20.0 million verdict it was awarded by a Delaware jury on November 1, 2021. The release allows Nevro to reverse the liability related to the $20.0 million loss contingency that it accrued in the period ended September 30, 2021.

In addition, Nevro granted Boston Scientific a worldwide, non-exclusive, non-transferable license to practice paresthesia-free therapy at frequencies below 1,500 Hz and a covenant not to sue for any features embodied in any current Boston Scientific products for frequencies below 1,500 Hz. Boston Scientific also granted Nevro a worldwide, non-exclusive, non-transferable license under Boston Scientific’s asserted patent families and a covenant not to sue for any features embodied in any current Nevro products.

Nevro continues to have exclusivity of frequency ranges between 1.5 kHz and 100 kHz, including its best-in-class 10 kHz Therapy.

Blue Cross Blue Shield Insurance Coverage Updates for Painful Diabetic Neuropathy

During the second quarter, a number of coverage updates among Blue Cross Blue Shield (BCBS) insurers were made to explicitly cover PDN. Combined, these BCBS updates represent nearly 23 million commercially insured covered lives with approximately 48% of the addressable U.S. PDN population now covered under a formal policy for PDN:

•
Effective April 28, 2022, BCBS Idaho, the largest commercial payer in Idaho representing approximately 559 thousand covered lives, updated their policy to specifically cover PDN.

•
Effective May 27, 2022, BCBS Hawaii (HMSA), the largest commercial payer in Hawaii representing approximately 786 thousand covered lives, updated their policy to specifically cover PDN.

•
Effective May 29, 2022, BCBS Alabama, the largest commercial payer in Alabama representing approximately 2.5 million covered lives, updated their policy to specifically cover diabetic neuropathy and peripheral neuropathy.

•
Effective July 1, 2022, Premera Blue Cross, the largest health plan in the Pacific Northwest (Washington and Alaska) representing approximately 2.5 million covered lives, updated their policy to specifically cover PDN.

•
Effective August 1, 2022, Health Care Services Corporation (HCSC) updated their SCS policy to explicitly cover PDN. HCSC is an independent licensee of Blue Cross Blue Shield and the parent company of BCBS Texas, Illinois, Oklahoma, New Mexico, and Montana, which represents over 16 million covered lives.

Third Quarter and Full-Year 2022 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results. This guidance is highly sensitive to the company’s assumptions regarding the pace and sustainability of COVID recovery and its related impacts on patient willingness to seek elective care, healthcare facility restrictions and healthcare facility staffing limitations, all of which are difficult to predict. If these assumptions differ from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

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Nevro expects third quarter of 2022 worldwide revenue of approximately $97 million to $101 million, or growth of 4% to 8% over prior year. Assuming foreign currency exchange rates hold at current levels, this guidance includes a negative currency impact of approximately $1 million or growth of 6% to 10% on a constant currency basis. In addition, this guidance range assumes that the recovery will continue to steadily improve in the quarter.

The company expects third quarter of 2022 non-GAAP adjusted EBITDA to be a loss of approximately $6 million to $9 million. Non-GAAP adjusted EBITDA excludes certain litigation expenses and credits, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see financial tables for GAAP to non-GAAP reconciliations.

Nevro now expects full-year 2022 worldwide revenue of approximately $400 million to $410 million, or growth of 3% to 6% over prior year, compared to previous guidance of $415 million to $430 million, and growth in the second half of the year of 6% to 11%. Assuming foreign currency exchange rates hold at current levels, this guidance includes a negative currency impact for the second half of the year of approximately $2 million or second half growth of 7% to 12% on a constant currency basis. This full-year 2022 guidance also includes approximately $42 million to $45 million of PDN revenue, an increase from previous guidance of $27 million to $32 million. This guidance assumes the remainder of 2022 will see a steady recovery, particularly in the fourth quarter, and includes no significant business impact from new COVID variants or waves and near-term improvement in healthcare facility restrictions and steady improvement in healthcare facility staffing limitations throughout the year.

The company now expects full-year 2022 non-GAAP adjusted EBITDA to be a loss of approximately $19 million to $25 million, compared to previous guidance of a loss of $8 million to $18 million and a non-GAAP adjusted EBITDA loss of $17.2 million in 2021. Non-GAAP adjusted EBITDA excludes certain litigation expenses and credits, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see financial tables for GAAP to Non-GAAP reconciliations.

An investor presentation for the company’s second quarter 2022 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today. Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097. A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 80,000 patients globally.

Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic trunk and limb pain and painful diabetic neuropathy. Senza®, Senza II®, and Senza Omnia™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy. Nevro’s unique support

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services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

Senza, Senza II, Senza Omnia, HFX, HXF Coach, HFX Cloud, HFX Connect, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our third quarter and full-year 2022 financial guidance, including our expectations for PDN revenue in 2022; our belief that the recent positive payer coverage updates by several Blue Cross Blue Shield carriers to include PDN patients will significantly increase patient access to our 10 kHz Therapy; our belief that our recent FDA approval for treating NSBP patients further differentiates our high-frequency, paresthesia-free SCS technology and uniquely positions us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain; our belief that we have laid a very strong foundation for attractive future growth, and the challenges to our market will continue to subside; and our belief that we will receive FDA approval of our Costa Rica facility in the second half of 2022. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 23, 2022, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro's operating results for the second quarter ended June 30, 2022 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenue	$104,213	$102,330	$192,055	$190,940
Cost of revenue	31,479	32,344	60,229	58,660
Gross profit	72,734	69,986	131,826	132,280
Operating expenses:
Research and development	12,552	11,869	25,088	23,403
Sales, general and administrative	83,973	73,880	163,298	147,152
Total operating expenses	96,525	85,749	188,386	170,555
Loss from operations	(23,791)	(15,763)	(56,560)	(38,275)
Other income (expense):
Interest income (expense), net	(1,326)	(5,541)	(2,786)	(11,791)
Other income (expense), net	368	(88)	453	(545)
Loss before income taxes	(24,749)	(21,392)	(58,893)	(50,611)
Provision for income taxes	241	198	422	540
Net loss	(24,990)	(21,590)	(59,315)	(51,151)
Changes in foreign currency translation adjustment	(1,411)	62	(1,603)	(250)
Changes in unrealized gains (losses) on short-term investments	(261)	28	(1,282)	(119)
Net change in other comprehensive loss	(1,672)	90	(2,885)	(369)
Comprehensive Loss	$(26,662)	$(21,500)	$(62,200)	$(51,520)
Net loss per share, basic and diluted	$(0.71)	$(0.62)	$(1.69)	$(1.47)
Weighted average shares used to compute net loss per share, basic and diluted	35,317,766	34,808,389	35,196,488	34,721,551

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$109,010	$34,710
Short-term investments	201,813	327,317
Accounts receivable, net	66,903	70,475
Inventories, net	93,520	93,517
Prepaid expenses and other current assets	12,056	5,185
Total current assets	483,302	531,204
Property and equipment, net	20,790	20,664
Operating lease assets	15,543	17,577
Other assets	3,675	4,493
Restricted cash	606	606
Total assets	$523,916	$574,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$31,298	$31,999
Accrued liabilities and other	41,368	50,204
Total current liabilities	72,666	82,203
Long-term debt	186,256	151,310
Long-term operating lease liabilities	12,930	15,402
Other long-term liabilities	22,079	22,013
Total liabilities	293,931	270,928
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized; 36,063,723 and 35,709,570 shares issued at June 30, 2022 and December 31, 2021, respectively; 35,380,807 and 35,026,654 shares outstanding at June 30, 2022 and December 31, 2021, respectively	35	35
Additional paid-in capital	902,712	928,138
Accumulated other comprehensive loss	(3,249)	(364)
Accumulated deficit	(669,513)	(624,193)
Total stockholders’ equity	229,985	303,616
Total liabilities and stockholders’ equity	$523,916	$574,544

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	2019	2022	2021	2019
	(unaudited)			(unaudited)
GAAP Net loss	$(24,990)	$(21,590)	$(28,021)	$(59,315)	$(51,151)	$(72,097)
Non-GAAP Adjustments:
Interest (income) expense, net	1,326	5,541	1,221	2,786	11,791	2,360
Provision for income taxes	241	198	358	422	540	698
Depreciation and amortization	1,602	1,189	1,150	3,137	2,331	2,275
Stock-based compensation expense	13,377	11,033	9,721	26,785	20,271	20,123
Litigation-related expenses	3,953	6,616	4,455	7,629	12,558	6,801
Adjusted EBITDA	$(4,491)	$2,987	$(11,116)	$(18,556)	$(3,660)	$(39,840)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	September 30, 2022		December 31, 2022
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net loss	$75,000	$78,000	$(2,000)	$4,000
Non-GAAP Adjustments	(84,000)	(84,000)	(23,000)	(23,000)
Adjusted EBITDA	$(9,000)	$(6,000)	$(25,000)	$(19,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•
Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.

•
Litigation-related expenses and credits – The company excludes legal and professional fees as well as charges and credits associated with certain legal matters, which management considers not related to the underlying operating performance of the business.

Full-year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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